EXHIBIT 23.1

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Fourth Wave Energy, Inc. on Form S-1 whereby a selling shareholder proposes to sell up to 11,000,000 shares of the Company’s common stock.  Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

 Very truly yours,

 HART & HART, LLC

  /s/ William T. Hart

 William T. Hart

Denver, Colorado

April 6, 2021